EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements No. 333-61101, as amended; No. 333-35051; and No. 333-88216 on Form S-3 of Hearst-Argyle Television, Inc., and in Registration Statements No. 333-75709 and No. 333-35043 on Form S-8 of Hearst-Argyle Television, Inc. of our report dated February 6, 2003, which expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for goodwill and other intangible assets, appearing in this Annual Report on Form 10-K of Hearst-Argyle Television, Inc. for the year ended December 31, 2002.

/s/    DELOITTE & TOUCHE LLP

New York, New York

March 31, 2003